                                    23(d)(38)
      Sub-Advisory Agreement on behalf of Transamerica Hanlon Balanced VP, Transamerica Hanlon Growth VP, Transamerica Hanlon Growth and Income VP
                    and Transamerica Hanlon Managed Income VP

                        INVESTMENT SUB-ADVISORY AGREEMENT
                       HANLON INVESTMENT MANAGEMENT, INC.

This Agreement, dated May 1, 2009 (the "Effective Date"), is by and between Transamerica Asset Management, Inc., a Florida corporation (referred to herein as "TAM") and Hanlon Investment Management, Inc., a New Jersey corporation (referred to herein as the "Sub-adviser").

TAM is the investment adviser to Transamerica Series Trust (the "Trust"), an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the "1940 Act"). TAM wishes to engage the Sub-adviser to provide certain investment advisory services to each series of the Trust listed on Schedule A hereto (the "Portfolios"). The Sub-adviser desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

     1. APPOINTMENT. In accordance with the Investment Advisory Agreement between the Trust and TAM (the "Advisory Agreement"), TAM hereby appoints the Sub-adviser to act as sub-adviser with respect to the Portfolios for the period and on the terms set forth in this Agreement. The Sub-adviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

     2. SUB-ADVISORY SERVICES. In its capacity as sub-adviser to the Portfolios, the Sub-adviser shall have the following responsibilities:

     (a) Subject to the supervision of the Trust's Board of Trustees (the "Board") and TAM, the Sub-adviser shall regularly provide the Portfolios with respect to such portion of each Portfolio's assets as shall be allocated to the Sub-adviser by TAM from time to time (the "Allocated Assets") with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Portfolio's investment objectives, policies and restrictions, as stated in the Portfolio's current Prospectus and Statement of Additional Information. The Sub-adviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Portfolios and what portion of the Allocated Assets will be held in the various securities and other investments in which each Portfolio invests, and shall implement those decisions (including the execution of investment documentation and agreements), all subject to the provisions of the Trust's Declaration of Trust and By-Laws (collectively, the "Governing Documents"), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Portfolios referred to above, and any other specific policies adopted by the Board and disclosed to the Sub-adviser. The Sub-adviser's responsibility for providing investment research, advice, management and supervision to the Portfolios is limited to that discrete portion of the Portfolios represented by the Allocated Assets and the Sub-adviser is prohibited from directly or indirectly consulting with any other Sub-adviser for a portion of the Portfolios' assets concerning Portfolio transactions in securities or other assets. The Sub-adviser is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to the custodian of the Portfolios as to deliveries of securities and other investments and payments of cash for the account of the Portfolios. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Portfolios in one or more investment companies including Exchange Traded Funds ("ETFs"). TAM shall cooperate with, and assist, the Sub-Adviser in implementing the policies, procedures, and controls required to comply with applicable exemptive orders for ETFs purchased by the Sub-Adviser for the Trust.

     (b) The Sub-adviser will place orders pursuant to its investment determinations for the Portfolios either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to the Portfolios and/or the other accounts over which the Sub-adviser or its affiliates exercise investment discretion. The Sub-adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolios which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This

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          determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Sub-adviser's authority regarding the execution of each Portfolio's portfolio transactions provided herein.

     (c) The Portfolios hereby authorize any entity or person associated with the Sub-adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Portfolios which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Portfolios hereby consent to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Sub-adviser agrees that it will not deal with itself, or with Trustees of the Trust or any principal underwriter of the Portfolios, as principals or agents in making purchases or sales of securities or other property for the account of the Portfolios, nor will it purchase any securities from an underwriting or selling group in which the Sub-adviser or its affiliates is participating, or arrange for purchases and sales of securities between the Portfolios and another account advised by the Sub-adviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Portfolios from time to time, and will comply with all other provisions of the Governing Documents and each Portfolio's then-current Prospectus and Statement of Additional Information relative to the Sub-adviser and its directors and officers.

     (d) Unless TAM advises the Sub-adviser in writing that the right to vote proxies has been expressly reserved to TAM or the Trust or otherwise delegated to another party, the Sub-adviser shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Sub-adviser's proxy voting policies and procedures without consultation with TAM or the Portfolios. The Sub-adviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to TAM.

     (e) If the Sub-adviser believes that the Portfolio'S carrying value for a security does not fairly represent the price that could be obtained for the security in a current market transaction, the Sub-adviser will notify TAM promptly. In addition, the Sub-adviser will be available to consult with TAM in the event of a pricing problem and to participate in the Trust's Valuation Committee meetings.

     3. ACTIVITIES OF THE SUB-ADVISER. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for the Portfolios and one or more other accounts of the Sub-adviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Sub-adviser's policies and procedures as presented to the Board from time to time.

     4. ALLOCATION OF CHARGES AND EXPENSES. During the term of this Agreement, the Portfolios will bear all expenses not expressly assumed by TAM or the Sub-adviser incurred in the operation of each Portfolio and the offering of its shares. Without limiting the generality of the foregoing:

     (a) The Portfolios shall pay (i) fees payable to TAM pursuant to the Advisory Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of a Portfolio's portfolio securities; (iii) expenses of organizing the Portfolios;
          (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of a Portfolio's shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Trust's non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Portfolios, including costs for local representation in the Trust's jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders' meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TAM); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of, or claim for damage or other relief asserted against, the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders;
          (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of a Portfolio.

     (b) TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall also pay all fees payable to the Sub-adviser pursuant to this Agreement.

     (c) The Sub-adviser shall pay all expenses incurred by it in the performance of its duties under this Agreement.

     5. OBLIGATION TO PROVIDE INFORMATION. Each party's obligation to provide information shall be as follows:

     (a) TAM shall cause the Sub-adviser to be kept fully informed at all times with regard to the securities owned by each Portfolio, its funds available, or to become available, for investment, and generally as to the condition of the Portfolio's affairs. TAM shall furnish the Sub-adviser with such other documents and information with regard to the Portfolio's affairs as the Sub-adviser may from time to time reasonably request.

     (b) The Sub-adviser, at its expense, shall supply the Board, the officers of the Trust and TAM with all information and reports reasonably required by them and reasonably available to the Sub-adviser relating to the services provided by the Sub-adviser hereunder, including such information the Portfolios' Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

     6. COMPENSATION OF THE SUB-ADVISER. As compensation for the services performed by the Sub-adviser, TAM shall pay the Sub-adviser out of the advisory fee it receives with respect to each Portfolio, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Portfolio's name on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the Effective Date of this Agreement, and shall constitute a full payment of the fee due the Sub-adviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Portfolio or, if less, the portion thereof comprising the Allocated Assets, in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Portfolio, or portion thereof comprising the Allocated Assets, shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in each Portfolio's then-current Prospectus or as may be determined by the Board.

     7. COMPENSATION OF TRUSTEES, OFFICERS AND EMPLOYEES. No Trustee, officer or employee of the Trust or the Portfolios shall receive from the Trust or the Portfolios any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of the Sub-adviser or any affiliated company of the Sub-adviser, except as the Board may decide. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Sub-adviser's or any affiliated company's staff.

     8. TERM. This Agreement shall continue in effect with respect to the Portfolios, unless sooner terminated in accordance with its terms, for two years from its Effective Date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of that Portfolio.

     9. TERMINATION. This Agreement may be terminated with respect to the Portfolios at any time, without penalty, by the Board or by the shareholders of a Portfolio acting by vote of at least a majority of its outstanding voting securities. The Sub-adviser may terminate the Agreement only upon giving 90 days' advance written notice to TAM and the Portfolios. This Agreement shall terminate automatically in the event of its assignment by the Sub-adviser and shall not be assignable by TAM without the consent of the Sub-adviser. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Portfolios without affecting the other Portfolios hereunder.

     10. USE OF NAME. If this Agreement is terminated with respect to the Portfolios and the Sub-adviser no longer serves as sub-adviser to the Portfolios, the Sub-adviser reserves the right to withdraw from the Trust the right to the use of its name with respect to that Portfolio or any name misleadingly implying a continuing relationship between the Portfolios and the Sub-adviser or any of its affiliates.

     11. LIABILITY OF THE SUB-ADVISER. The Sub-adviser may rely on information reasonably believed by it to be accurate and reliable. The Sub-adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment, or for any act or omission in EITHER the execution of securities transactions for the Portfolios or otherwise, while acting in any capacity set forth herein or thereafter by reason of the Sub-adviser having acted in any such capacity, provided that nothing in this Agreement shall protect the Sub-adviser against any liability to TAM or the Portfolios to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

As used in this Section 11, the term the "Sub-adviser" shall include the Sub-adviser and any affiliates of the Sub-adviser, each of the Sub-adviser's and such affiliates' directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Sub-adviser's request as director, officer, partner, member, trustee or the like of another entity).

     12. MEANINGS OF CERTAIN TERMS. For the purposes of this Agreement, each Portfolio's "net assets" shall be determined as provided in the Portfolio's then-current Prospectus and Statement of Additional Information and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

     13. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Portfolios, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Portfolios until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Portfolio. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed by the Trust, TAM and the Sub-adviser.

     14. BOOKS AND RECORDS. The Sub-adviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-adviser hereby agrees that any records that it maintains for the Portfolio are the property of the Portfolio, and further agrees to surrender promptly to the Portfolio any of such records upon the Portfolio's request. The Sub-adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

     15. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

     16. GOVERNING LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

                                        TRANSAMERICA ASSET MANAGEMENT, INC.


                                        By: /s/ Christopher A. Staples
                                        Name: Christopher A. Staples
                                        Title: Vice President and Chief
                                               Investment Officer

                                        HANLON INVESTMENT MANAGEMENT, INC.


                                        By: /s/ Sean Hanlon
                                        Name: Sean Hanlon
                                        Title: Chairman, CEO, Chief Investment
                                               Officer

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                                   SCHEDULE A

           PORTFOLIO                                      INVESTMENT SUB-ADVISORY FEE
----------------------------------------   ------------------------------------------------------------
Transamerica Hanlon Balanced VP            0.45% of the first $500 million; 0.425% over $500 million up to $1 billion; and 0.40% in excess of $1 billion
Transamerica Hanlon Growth VP              0.45% of the first $500 million; 0.425% over $500 million up to $1 billion; and 0.40% in excess of $1 billion
Transamerica Hanlon Growth and Income VP   0.45% of the first $500 million; 0.425% over $500 million up to $1 billion; and 0.40% in excess of $1 billion
Transamerica Hanlon Managed Income VP      0.45% of the first $500 million; 0.425% over $500 million up to $1 billion; and 0.40% in excess of $1 billion